SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G*
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO 13d-2(b)

(Amendment No. )*

Quad/Graphics, Inc.
(Name of Issuer)

Class A Common Stock
(Title of Class of Securities)

747301109
(CUSIP Number)

July 2, 2010
(Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

(Page 1 of 25 Pages)

______________________________
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 747301109	13G	Page 2 of 25 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Centerbridge Credit Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 602,103
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 602,103
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 602,103
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.9%
12	TYPE OF REPORTING PERSON** PN

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 747301109	13G	Page 3 of 25 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Centerbridge Credit Partners General Partner, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 602,103
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 602,103
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 602,103
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.9%
12	TYPE OF REPORTING PERSON** OO

CUSIP No. 747301109	13G	Page 4 of 25 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Centerbridge Credit Partners Master, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 997,116
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 997,116
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 997,116
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.1%
12	TYPE OF REPORTING PERSON** PN

CUSIP No. 747301109	13G	Page 5 of 25 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Centerbridge Credit Partners Offshore General Partner, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 997,116
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 997,116
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 997,116
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.1%
12	TYPE OF REPORTING PERSON** OO

CUSIP No. 747301109	13G	Page 6 of 25 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Centerbridge Capital Partners Strategic Debt Acquisition, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,192
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,192
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,192
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 0.1%
12	TYPE OF REPORTING PERSON** PN

CUSIP No. 747301109	13G	Page 7 of 25 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Centerbridge Capital Partners Debt Acquisition, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 61,744
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 61,744
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 61,744
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON** PN

CUSIP No. 747301109	13G	Page 8 of 25 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Centerbridge Capital Partners SBS, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 111
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 111
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 111
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 0.1%
12	TYPE OF REPORTING PERSON** PN

CUSIP No. 747301109	13G	Page 9 of 25 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Centerbridge Associates, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 64,047
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 64,047
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 64,047
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON** PN

CUSIP No. 747301109	13G	Page 10 of 25 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Centerbridge GP Investors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 64,047
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 64,047
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 64,047
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON** OO

CUSIP No. 747301109	13G	Page 11 of 25 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Centerbridge Special Credit Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 117,355
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 117,355
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 117,355
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12	TYPE OF REPORTING PERSON** PN

CUSIP No. 747301109	13G	Page 12 of 25 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Centerbridge Special Credit Partners General Partner, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 117,355
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 117,355
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 117,355
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12	TYPE OF REPORTING PERSON** OO

CUSIP No. 747301109	13G	Page 13 of 25 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Mark T. Gallogly
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,780,622
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,780,622
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,780,622
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.6%
12	TYPE OF REPORTING PERSON** IN

CUSIP No. 747301109	13G	Page 14 of 25 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Jeffrey Aronson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,780,622
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,780,622
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,780,622
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.6%
12	TYPE OF REPORTING PERSON** IN

CUSIP No. 747301109	13G	Page 15 of 25 Pages

I. A..	NAME OF ISSUER.

The name of the issuer is Quad/Graphics, Inc. (the “Company”).

Item 1B..	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

The Company’s principal executive offices are located at N63 W23075 Highway 74, Sussex, Wisconsin 53089-2827.

II. A..	NAME OF PERSON FILING:

This statement is filed by:

(i)	Centerbridge Credit Partners, L.P., a Delaware limited partnership ("CCP"), with respect to the Common Stock (as defined in Item 2(d) below) beneficially owned by it;
(ii)	Centerbridge Credit Partners General Partner, L.L.C., a Delaware limited liability company ("CCPGP"), as general partner of CCP, with respect to the Common Stock beneficially owned by CCP;
(iii)	Centerbridge Credit Partners Master, L.P., a Cayman Islands limited partnership ("CCPM"), with respect to the Common Stock beneficially owned by it;
(iv)	Centerbridge Credit Partners Offshore General Partner, L.L.C., a Delaware limited liability company ("CCPOGP"), as general partner of CCPM, with respect to the Common Stock beneficially owned by CCPM;
(v)	Centerbridge Capital Partners SBS, L.P., a Delaware limited partnership ("SBS"), with respect to the Common Stock beneficially owned by it;
(vi)	Centerbridge Capital Partners Debt Acquisition, L.P., a Delaware limited partnership ("CCPDA"), with respect to the Common Stock beneficially owned by it;
(vii)	Centerbridge Capital Partners Strategic Debt Acquisition, L.P., a Delaware limited partnership ("CCPSDA"), with respect to the Common Stock beneficially owned by it;
(viii)	Centerbridge Associates, L.P., a Delaware limited partnership ("CALP"), as general partner of SBS, CCPDA and CCPSDA, with respect to the Common Stock beneficially owned by SBS, CCPDA and CCPSDA;
(ix)	Centerbridge GP Investors, LLC, a Delaware limited liability company ("CGPI"), as general partner of CALP, with respect to the Common Stock beneficially owned by SBS, CCPDA and CCPSDA;
(x)	Centerbridge Special Credit Partners, L.P., a Delaware limited partnership ("CSCP"), with respect to the Common Stock beneficially owned by it;
(xi)	Centerbridge Special Credit Partners General Partner, L.L.C., a Delaware limited liability company ("CSCPGP"), as general partner of CSCP, with respect to the Common Stock beneficially owned by CSCP;
(xii)
Mark T. Gallogly ("Mr. Gallogly"), as a managing member of CSCPGP, CGPI, CCPOGP and CCPGP, with respect to the Common Stock beneficially owned by CCPGP, CCPOGP, CALP, CGPI, CSCPGP, CCP, CCPM, SBS, CCPDA, CCPSDA and CSCP; and

(xiii)
Jeffrey Aronson ("Mr. Aronson"), as a managing member of CSCPGP, CGPI, CCPOGP and CCPGP, with respect to the Common Stock beneficially owned by CCPGP, CCPOGP, CALP, CGPI, CSCPGP, CCP, CCPM, SBS, CCPDA, CCPSDA and CSCP.

CUSIP No. 747301109	13G	Page 16 of 25 Pages

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.”  Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2B..	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

The address of the business office of each of the Reporting Persons is 375 Park Avenue, 12th Floor, New York, NY 10152.

Item 2C..	CITIZENSHIP:

CCP, SBS, CCPDA, CCPSDA, CALP, and CSCP are limited partnerships organized under the laws of the State of Delaware.  CCPM is a limited partnership organized under the laws of the Cayman Islands.  CCPGP, CCPOGP, CGPI, and CSCPGP are limited liability companies organized under the laws of the State of Delaware.  Messrs. Gallogly and Aronson are citizens of the United States.

Item 2D..	TITLE OF CLASS OF SECURITIES:

Class A Common Stock (the "Common Stock")

Item 2E..	CUSIP NUMBER:

747301109

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)	☐	Broker or dealer registered under Section 15 of the Act,
(b)	☐	Bank as defined in Section 3(a)(6) of the Act,
(c)	☐	Insurance Company as defined in Section 3(a)(19) of the Act,
(d)	☐	Investment Company registered under Section 8 of the Investment Company Act of 1940,
(e)	☐	Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,
(f)	☐	Employee Benefit Plan or Endowment Fund in accordance with 13d-1(b)(1)(ii)(F),
(g)	☐	Parent Holding Company or control person in accordance with Rule 13d-1(b)(ii)(G),
(h)	☐	Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,
(i)	☐	Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

CUSIP No. 747301109	13G	Page 17 of 25 Pages

(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box: ☒

Item 4.	OWNERSHIP.

This Schedule 13G reports beneficial ownership of shares of Common Stock beneficially owned by the Reporting Persons as of the date hereof.

A.	Centerbridge Credit Partners, L.P., and Centerbridge Credit Partners General Partner, L.L.C.
	(a)	Amount beneficially owned: 602,103
(b)
Percent of class: 1.9%.  The percentages used herein and in the rest of Item 4 are calculated based upon the 31,820,095 shares of Common Stock issued and outstanding on November 12, 2010 as reflected in the Form 10-Q of the Company for the quarterly period ended September 30, 2010, filed on November 15, 2010.

	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 602,103
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition of: 602,103
CCP has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which powers may also be exercised by its general partner, CCPGP.

B.	Centerbridge Credit Partners Master, L.P., and Centerbridge Credit Partners Offshore General Partner, L.L.C.
	(a)	Amount beneficially owned: 997,116
	(b)	Percent of class: 3.1%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 997,116
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 997,116
CCPM has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which powers may also be exercised by its general partner, CCPOGP.

C.	Centerbridge Capital Partners SBS, L.P.
	(a)	Amount beneficially owned: 111
	(b)	Percent of class: Less than 0.1%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 111
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 111
SBS has the power to dispose of and the power to vote the Common Stock beneficially owned by it, which powers may also be exercised by its general partner, CALP.

CUSIP No. 747301109	13G	Page 18 of 25 Pages

D.	Centerbridge Capital Partners Debt Acquisition, L.P.
	(a)	Amount beneficially owned: 61,744
	(b)	Percent of class: 0.2%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 61,744
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 61,744
CCPDA has the power to dispose of and the power to vote the Common Stock beneficially owned by it, which powers may also be exercised by its general partner, CALP.

E.	Centerbridge Capital Partners Strategic Debt Acquisition, L.P.
	(a)	Amount beneficially owned: 2,192
	(b)	Percent of class: Less than 0.1%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 2,192
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 2,192
CCPSDA has the power to dispose of and the power to vote the Common Stock beneficially owned by it, which powers may also be exercised by its general partner, CALP.

F.	Centerbridge GP Investors, L.L.C., and Centerbridge Associates, L.P.
	(a)	Amount beneficially owned: 64,047
	(b)	Percent of class: 0.2%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 64,047
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: 64,047

CALP, as the general partner of SBS, CCPDA, CCPSDA, and CGPI, as the general partner of CALP, share the power to dispose of and the power to vote the Common Stock beneficially owned by SBS, CCPDA and CCPSDA.  By reason of the provisions of Rule 13d-3 of the Act, CALP and CGPI may be deemed to beneficially own the shares of Common Stock beneficially owned by SBS, CCPDA and CCPSDA.

G.	Centerbridge Special Credit Partners, L.P., and Centerbridge Special Credit Partners General Partner, L.L.C.
	(a)	Amount beneficially owned: 117,355
	(b)	Percent of class: 0.4%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 117,355
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition of: 117,355
CSCP has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which powers may also be exercised by its general partner, CSCPGP.

H.	Mark T. Gallogly and Jeffrey Aronson
	(a)	Amount beneficially owned: 1,780,622
	(b)	Percent of class: 5.6%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: 1,780,622
		(iii)	Sole power to dispose or direct the disposition: -0-

CUSIP No. 747301109	13G	Page 19 of 25 Pages

(iv)	Shared power to dispose or direct the disposition of: 1,780,622

Messrs. Gallogly and Aronson, as managing members of CGPI, CCPGP, CCPOGP, and CSCPGP, share power to vote the Common Stock beneficially owned by CCPGP, CCPOGP, CALP, CGPI, CSCPGP, CCP, CCPM, SBS, CCPDA, CCPSDA, and CSCP.  Neither Mr. Gallogly nor Mr. Aronson directly owns any of the shares of Common Stock.  By reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the shares of Common Stock beneficially owned by CCPGP, CCPOGP, CALP, CGPI, CSCPGP, CCP, CCPM, SBS, CCPDA, CCPSDA and CSCP.  However, none of the foregoing should be construed in and of itself as an admission by Messrs Gallogly or Aronson or by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person.  In addition, each of Mr. Gallogly and Mr. Aronson expressly disclaims beneficial ownership of shares of Common Stock owned by any of CCPGP, CCPOGP, CALP, CGPI, CSCPGP, CCP, CCPM, SBS, CCPDA, CCPSDA, or CSCP.

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
Not applicable.

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
Not applicable.

CUSIP No. 747301109	13G	Page 20 of 25 Pages

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
Not applicable.

Item 9.	NOTICE OF DISSOLUTION OF GROUP.
Not applicable.

Item 10.	CERTIFICATION.

Each of the Reporting Persons hereby makes the following certification:

By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

Exhibit I: Joint Filing Agreement, dated as of February 14, 2011

CUSIP No. 747301109	13G	Page 21 of 25 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2011

CENTERBRIDGE CREDIT PARTNERS, L.P.

By: Centerbridge Credit Partners
General Partner, L.L.C.,
its general partner

/s/ Jeffrey H. Aronson
Name:	Jeffrey H. Aronson
Title:	Authorized Signatory

CENTERBRIDGE CREDIT PARTNERS GENERAL PARTNER, L.L.C.

/s/ Jeffrey H. Aronson
Name:	Jeffrey H. Aronson
Title:	Authorized Signatory

CENTERBRIDGE CREDIT PARTNERS MASTER, L.P.

By: Centerbridge Credit Partners
Offshore General Partner, L.L.C.,
its general partner

/s/ Jeffrey H. Aronson
Name:	Jeffrey H. Aronson
Title:	Authorized Signatory

CENTERBRIDGE CREDIT PARTNERS OFFSHORE GENERAL PARTNER, L.L.C.

/s/ Jeffrey H. Aronson
Name:	Jeffrey H. Aronson
Title:	Authorized Signatory

CUSIP No. 747301109	13G	Page 22 of 25 Pages

CENTERBRIDGE CAPITAL PARTNERS SBS, L.P.	CENTERBRIDGE ASSOCIATES, L.P.

By: Centerbridge Associates, L.P.,	By: Centerbridge GP Investors LLC,
its general partner	its general partner
By: Centerbridge GP Investors, LLC,
its general partner	/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
/s/ Jeffrey H. Aronson	Title: Authorized Signatory
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE CAPITAL PARTNERS DEBT ACQUISITION, LP	CENTERBRIDGE GP INVESTORS, LLC

By: Centerbridge Associates, L.P., its general partner	/s/ Jeffrey H. Aronson
By: Centerbridge GP Investors, LLC, its general partner	Name: Jeffrey H. Aronson
Title: Authorized Signatory

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE CAPITAL PARTNERS STRATEGIC DEBT ACQUISITION, L.P.	CENTERBRIDGE SPECIAL CREDIT PARTNERS, L.P.

By: Centerbridge Associates, L.P., its general partner	By: Centerbridge Special Credit Partners General Partner, L.L.C.,
By: Centerbridge GP Investors, LLC, its general partner	its general Partner

/s/ Jeffrey H. Aronson	/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson	Name: Jeffrey H. Aronson
Title: Authorized Signatory	Title: Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS
GENERAL PARTNER, L.L.C.

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CUSIP No. 747301109	13G	Page 23 of 25 Pages

MARK T. GALLOGLY

/s/ Mark T. Gallogly

JEFFREY H. ARONSON

/s/ Jeffrey H. Aronson

CUSIP No. 747301109	13G	Page 24 of 25 Pages

EXHIBIT I

JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the shares of Common Stock of Quad/Graphics, Inc., is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of February 14, 2011

CENTERBRIDGE CREDIT PARTNERS, L.P.		CENTERBRIDGE CREDIT PARTNERS GENERAL PARTNER, L.L.C.

By: Centerbridge Credit Partners General Partner, L.L.C., its general partner
/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
By:	/s/ Jeffrey H. Aronson	Title: Authorized Signatory
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE CREDIT PARTNERS MASTER, L.P.		CENTERBRIDGE CREDIT PARTNERS OFFSHORE GENERAL PARTNER, L.L.C.
By: Centerbridge Credit Partners Offshore General Partner, L.L.C., its general partner
/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
By:	/s/ Jeffrey H. Aronson	Title: Authorized Signatory
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE CAPITAL PARTNERS STRATEGIC DEBT ACQUISITION, L.P.

By: Centerbridge Associates, L.P., its general partner

By: Centerbridge GP Investors, LLC, its general partner

By: /s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CUSIP No. 747301109	13G	Page 25 of 25 Pages

CENTERBRIDGE CAPITAL PARTNER DEBT ACQUISITION, L.P.		CENTERBRIDGE CAPITAL PARTNERS SBS, L.P.

By: Centerbridge Associates, L.P., its general partner		By: Centerbridge Associates, L.P., its general partner
By: Centerbridge GP Investors, LLC, its general partner
By: Centerbridge GP Investors, LLC, its general partner

By:	/s/ Jeffrey H. Aronson	/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson		Name: Jeffrey H. Aronson
Title: Authorized Signatory		Title: Authorized Signatory

CENTERBRIDGE ASSOCIATES, L.P		CENTERBRIDGE GP INVESTORS, LLC

By: Centerbridge GP Investors, LLC, its general partner		/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory
By:	/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS, L.P.		CENTERBRIDGE SPECIAL CREDIT PARTNERS GENERAL PARTNER, L.L.C.

By: Centerbridge Special Credit Partners General Partner, L.L.C., its general partner		/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory
By:	/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

MARK T. GALLOGLY		JEFFREY H. ARONSON

/s/ Mark T. Gallogly		/s/ Jeffrey H. Aronson
Mark T. Gallogly		Jeffrey H. Aronson